Exhibit 99.1

FINANCIAL NEWS

SANMINA REPORTS FIRST quarter financial results

San Jose, CA – January 27, 2020. Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today reported financial results for the first quarter fiscal 2020 ended December 28, 2019.

“We are pleased with our results for the first quarter. Revenue and non-GAAP earnings per share exceeded the high-end of our outlook. Our focus on operational execution and financial discipline is evident in our results,” stated Hartmut Liebel, Chief Executive Officer. “We remain focused on driving profitable revenue growth, lean, high-performance manufacturing processes and cash generation.”

(In thousands, except per share data)	Q1:FY20	Q4:FY19	Q1:FY19
Revenue	$1,840,171	$1,892,207	$2,188,018
GAAP:
Operating income	$57,181	$63,085	$77,543
Operating margin	3.1%	3.3%	3.5%
Net income	$38,345	$19,757	$37,952
Diluted earnings per share	$0.53	$0.27	$0.54
Non-GAAP:(1)
Operating income	$73,437	$79,627	$85,790
Operating margin	4.0%	4.2%	3.9%
Net income	$57,426	$60,611	$59,168
Diluted earnings per share	$0.79	$0.84	$0.83

(1)Non-GAAP financial measures exclude charges or gains relating to: stock-based compensation expenses; restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets); acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations); impairment charges for goodwill and other assets; amortization expense; and charges associated with distressed customers, litigation settlements, gains and losses on sales of assets and redemptions of debt, deferred tax and discrete tax items, all to the extent material in the applicable period. See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation of the non-GAAP results contained in this release to their most directly comparable GAAP measures is included in the financial statements furnished with this release.

Balance Sheet and Cash Flow

▪ Ending cash and cash equivalents: $431 million

▪ Cash flow from operations: $21 million

▪ Reduction in inventory of $57 million from the fourth quarter of Fiscal 2019

Second Quarter Fiscal 2020 Outlook

The following outlook is for the second fiscal quarter ended March 28, 2020. The anticipated sequential revenue decline in the second fiscal quarter is primarily the result of seasonality. These statements are forward-looking and actual results may differ materially.

▪	Revenue between $1.70 billion to $1.80 billion
▪	GAAP diluted earnings per share between $0.53 to $0.63
▪	Non-GAAP diluted earnings per share between $0.65 to $0.75

Company Conference Call Information

Sanmina will hold a conference call to review its financial results for the first quarter on Monday, January 27, 2020 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 866-891-4420 and international 201-383-2868. The conference will also be webcast live over the Internet. You can log on to the live webcast at www.sanmina.com. Additional information in the form of a slide presentation is available on Sanmina’s website at www.sanmina.com. A replay of the conference call will be available for 48-hours. The access numbers are: domestic 855-859-2056 and international 404-537-3406, access code is 2664629.

About Sanmina

Sanmina Corporation, a Fortune 500 company, is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, cloud solutions, industrial, defense, medical and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Safe Harbor Statement

Certain statements contained in this press release, including the Company's outlook for the second quarter constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including adverse changes to the key markets we target; significant uncertainties that can cause our future sales and net income to be variable; reliance on a small number of customers for a substantial portion of our sales; risks arising from our international operations; the amount of restructuring charges relating to the Company-wide right-sizing plan actually recorded in the second quarter; and the other factors set forth in the Company's annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina Contact

Paige Melching

Vice President, Investor Relations

408-964-3610

Sanmina Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(GAAP)

	December 28,	September 28,
	2019	2019
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$430,564	$454,741
Accounts receivable, net	1,063,922	1,128,379
Contract assets	421,860	396,300
Inventories	843,764	900,557
Prepaid expenses and other current assets	45,131	40,952
Total current assets	2,805,241	2,920,929

Property, plant and equipment, net	612,214	630,647
Deferred tax assets	276,820	279,803
Other	135,460	74,134
Total assets	$3,829,735	$3,905,513

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,180,179	$1,336,914
Accrued liabilities	204,749	180,107
Accrued payroll and related benefits	106,476	127,647
Short-term debt, including current portion of long-term debt	38,728	38,354
Total current liabilities	1,530,132	1,683,022

Long-term liabilities:
Long-term debt	342,537	346,971
Other	277,681	232,947
Total long-term liabilities	620,218	579,918

Stockholders' equity	1,679,385	1,642,573
Total liabilities and stockholders' equity	$3,829,735	$3,905,513

Sanmina Corporation

Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended
	Dec. 28,	Dec. 29,
	2019	2018
Net sales	$1,840,171	$2,188,018
Cost of sales	1,705,289	2,038,681
Gross profit	134,882	149,337

Operating expenses:
Selling, general and administrative	63,151	63,028
Research and development	5,200	6,437
Restructuring and other costs	9,350	2,329
Total operating expenses	77,701	71,794

Operating income	57,181	77,543

Interest income	310	194
Interest expense	(5,877)	(8,271)
Other income (expense), net	1,318	(5,994)
Interest and other, net	(4,249)	(14,071)

Income before income taxes	52,932	63,472

Provision for income taxes	14,587	25,520

Net income	$38,345	$37,952

Basic income per share	$0.55	$0.56
Diluted income per share	$0.53	$0.54

Weighted-average shares used in computing per share amounts:
Basic	70,178	68,303
Diluted	72,598	70,901

Sanmina Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	Dec. 28,	Sept. 28,	Dec. 29,
	2019	2019	2018
GAAP Operating Income	$57,181	$63,085	$77,543
GAAP operating margin	3.1%	3.3%	3.5%
Adjustments:
Stock compensation expense (1)	6,906	10,266	5,816
Amortization of intangible assets	190	190	636
Distressed customer charges (2)	-	(49)	(344)
Restructuring costs	9,160	2,411	2,139
Goodwill and other asset impairments	-	3,724	-
Non-GAAP Operating Income	$73,437	$79,627	$85,790
Non-GAAP operating margin	4.0%	4.2%	3.9%
GAAP Net Income	$38,345	$19,757	$37,952
Adjustments:
Operating income adjustments (see above)	16,256	16,542	8,247
Adjustments for taxes (3)	2,825	24,312	12,969
Non-GAAP Net Income	$57,426	$60,611	$59,168
GAAP Net Income Per Share:
Basic	$0.55	$0.28	$0.56
Diluted	$0.53	$0.27	$0.54
Non-GAAP Net Income Per Share:
Basic	$0.82	$0.87	$0.87
Diluted	$0.79	$0.84	$0.83
Weighted-average shares used in computing per share amounts:
Basic	70,178	69,898	68,303
Diluted	72,598	72,294	70,901

(1) Stock compensation expense was as follows:
Cost of sales	$2,912	$2,711	$1,735
Selling, general and administrative	3,925	7,550	3,990
Research and development	69	5	91
Total	$6,906	$10,266	$5,816
(2) Relates to recovery of previously written-off inventory and bad debt associated with distressed customers.
(3) GAAP provision for income taxes	$14,587	$34,649	$25,520
Adjustments:
Tax impact of operating income adjustments	391	337	168
Discrete tax items	(2,526)	(3,983)	2,127
Deferred tax adjustments	(690)	(20,666)	(15,264)
Subtotal - adjustments for taxes	(2,825)	(24,312)	(12,969)
Non-GAAP provision for income taxes	$11,762	$10,337	$12,551

Q2 FY20 Earnings Per Share Outlook*:	Q2 FY20 EPS Range
	Low	High
GAAP diluted earnings per share	$0.53	$0.63
Stock compensation expense	$0.12	$0.12
Non-GAAP diluted earnings per share	$0.65	$0.75

Q1 FY20 Earnings Per Share Outlook*:	Q1 FY20 EPS Range
	Low	High
GAAP diluted earnings per share	$0.52	$0.62
Stock compensation expense	$0.13	$0.13
Non-GAAP diluted earnings per share	$0.65	$0.75

* Due to uncertainty regarding the timing of recognition of restructuring charges that will be incurred during the first half of fiscal 2020 in connection with the Company's rightsizing plan, an estimate of restructuring charges is not included in the outlook for Q1 FY20 or Q2 FY20 GAAP EPS.

Schedule 1

The commentary and financial information above includes non-GAAP measures of operating income, operating margin, net income and diluted earnings per share. Management excludes from these measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, as adjusted for taxes, to the extent material or which we consider to be of a non-operational nature in the applicable period, and as more fully described below.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Infrequent Items, which consist of other infrequent or unusual items (including charges associated with distressed customers, litigation settlements and gains and losses on sales of assets and redemptions of debt), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict or not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.

Adjustments for Taxes, which consist of the tax effects of the various adjustments that we include in our non-GAAP measures, and adjustments related to deferred tax and discrete tax items.  Including these adjustments permits more accurate comparisons of the Company's core results with those of its competitors. We determine the tax adjustments based upon the various applicable effective tax rates.  In those jurisdictions where we do not expect to realize a tax cost or benefit (due to a history of operating losses or other factors), a reduced tax rate is applied.